UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

VOLTARI CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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601 West 26th Street, Suite 415

New York, NY 10001

212-388-5500

August 17, 2016

Dear Voltari Stockholder:

You are cordially invited to attend the 2016 Annual Meeting of Stockholders of Voltari Corporation, to be held on September 20, 2016 beginning at 10:00 a.m. Eastern Daylight Time, at the offices of Brown Rudnick LLP, Seven Times Square, New York, NY, 10036.

Information about the meeting and the various matters on which the stockholders will vote is included in the Notice of Meeting and Proxy Statement which follow. Also included is a proxy card and postage-paid return envelope.

It is important that your shares be represented at the Annual Meeting, whether or not you plan to attend the meeting. Please vote your shares as promptly as possible by casting your vote via the Internet or, if you prefer to mail your proxy, please sign, date and mail the enclosed proxy card in the enclosed return envelope. If you attend the meeting and prefer to vote in person, you may do so.

Regards,

Kenneth Goldmann
Chief Administrative and Accounting Officer

601 West 26th Street, Suite 415

New York, NY 10001

212-388-5500

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 20, 2016

To the Stockholders of Voltari Corporation:

Notice is hereby given that the 2016 Annual Meeting of Stockholders of Voltari Corporation, a Delaware corporation (“Voltari” or the “Company”), will be held on September 20, 2016, beginning at 10:00 a.m. Eastern Daylight Time, at the offices of Brown Rudnick LLP, Seven Times Square, New York, NY, 10036 (the “Annual Meeting”), for the following purposes, as are more fully described in the accompanying Proxy Statement:

(1)	To elect three directors to serve until the 2017 Annual Meeting of Stockholders, or until their respective successors are duly elected and qualified;

(2)	To approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers;

(3)	To ratify the appointment of Grant Thornton LLP (“Grant Thornton”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016; and

(4)	To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on August 11, 2016 as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting. Only holders of record of common stock at the close of business on the record date will be entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

A proxy statement, proxy card and copy of our annual report for the fiscal year ended December 31, 2015 will be mailed on or about August 17, 2016 and are available at www.voltari.com.

A list of the holders of common stock entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose germane to the Annual Meeting, during ordinary business hours, for at least ten days prior to the Annual Meeting, at the offices of the Company, located at 601 West 26th Street, Suite 415, New York, NY 10001.

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN.

IT IS IMPORTANT THAT YOU VOTE PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE READ THE ATTACHED PROXY STATEMENT AND VOTE YOUR SHARES (I) VIA THE INTERNET OR (II) BY COMPLETING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE ENCLOSED ENVELOPE, WHICH NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU LATER DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS EXERCISED.

Sincerely,

Peter K. Shea Chairman of the Board of Directors

New York, NY

August 17, 2016

VOLTARI CORPORATION

601 West 26th Street, Suite 415

New York, NY 10001

212-388-5500

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 20, 2016

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Voltari Corporation, a Delaware corporation (“Voltari” or the “Company”), for use at the Annual Meeting of Stockholders to be held on September 20, 2016, beginning at 10:00 a.m. Eastern Daylight Time, at the offices of Brown Rudnick LLP, Seven Times Square, New York, NY, 10036, (the “Annual Meeting”), and at any adjournments or postponements thereof, to consider the matters set forth in the Notice of Annual Meeting of Stockholders. This proxy statement, the proxy card and our annual report for the year ended December 31, 2015 will be mailed to stockholders commencing on or about August 17, 2016.

Stockholders Entitled to Vote

Our Board of Directors has fixed the close of business on August 11, 2016 as the record date (the “Record Date”). Accordingly, only stockholders of record of the common stock, par value $0.001 per share (the “Common Stock”), of the Company at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof. As of the Record Date, a total of 8,994,814 shares of Common Stock were outstanding. The holders of our Common Stock are entitled to one vote per share. There is no cumulative voting.

Proposals

Stockholders will vote on following items at the Annual Meeting:

1.	The election of three directors to serve until the 2017 Annual Meeting of Stockholders, or until their respective successors are duly elected and qualified (Proposal 1);

2.	A non-binding, advisory vote to approve the compensation of the Company’s named executive officers (Proposal 2);

3.	Ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016 (Proposal 3); and

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Except for procedural matters incident to the conduct of the Annual Meeting, the Board of Directors does not know of any matters other than those described in the Notice of Annual Meeting of Stockholders that are to come before the Annual Meeting.

Recommendations of the Board of Directors

Our Board of Directors recommends that you vote your shares:

•	“FOR” each of the nominees for director (Proposal 1);

•	“FOR” the approval, on a non-binding, advisory basis of the compensation of the Company’s named executive officers (Proposal 2); and

•	“FOR” the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016 (Proposal 3).

How Record Holders Vote

If on the Record Date you hold shares of our Common Stock that are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company LLC (“AST”), you are considered the stockholder of record with respect to those shares, and AST is sending these proxy materials directly to you on our behalf. As a stockholder of record, you may vote in person at the Annual Meeting or by proxy. We recommend that you vote by proxy even if you plan to attend the Annual Meeting. You may always attend the Annual Meeting and revoke your proxy by voting in person.

There are two ways for record holders to vote by proxy:

•	By Internet—You can vote by Internet by going to the website “www.voteproxy.com” and following the instructions on our enclosed proxy card; or

•	By mail—You can vote by mail by completing, signing, dating and mailing our enclosed proxy card to American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, NY 11219, at or before the taking of the vote at the Annual Meeting.

Voting of Proxies

The persons named as the proxies, Kenneth Goldmann and Andreea Paraschivoiu, were selected by our Board of Directors.

Whichever voting method you select to transmit your instructions, the proxy holder will vote your shares of Common Stock in accordance with your instructions. If you submit your proxy card without specifying your voting instructions, your shares will be voted in accordance with the recommendations of our Board of Directors listed above for all matters presented in this proxy statement.

Street Name Holders and Record Holders

If on the Record Date you hold shares of our Common Stock in an account with a brokerage firm, bank, or other nominee, you are a beneficial owner of those shares and hold such shares in street name. These proxy materials have been forwarded to you by the nominee holding your shares. As a beneficial owner, you have the right to direct your broker, bank, or other nominee on how to vote the shares held in their account, and the nominee has enclosed or provided voting instructions for you to use in directing it how to vote your shares. The nominee that holds your shares, however, is considered the stockholder of record for purposes of the Annual Meeting. Because you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you have received a legal proxy from your broker, bank or nominee giving you the right to vote the shares at the Annual Meeting. You must present that legal proxy, along with valid photo identification and sufficient proof of share ownership as of the record date, at the meeting. Whether or not you plan to attend the Annual Meeting, we urge you to vote by following your nominee’s voting instructions to ensure that your vote is counted.

Revocation of Proxies

Your attendance at the Annual Meeting alone will not automatically revoke your proxy. You may, however, revoke your proxy and change your vote at any time before it is voted by (i) delivering a written notice of revocation of the proxy’s authority to the Company’s Chief Administrative and Accounting Officer; (ii) delivering a duly executed proxy bearing a later date to the Company’s Chief Administrative and Accounting Officer; (iii) by re-voting on the Internet; or (iv) by attending the Annual Meeting and voting in person.

Quorum and Votes Necessary for Action to be Taken

Quorum and Adjournment. The presence at the commencement of the Annual Meeting, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting. Votes withheld, abstentions and broker “non-votes” are counted as present or represented for purposes of determining the presence or absence of a quorum. A broker “non-vote” occurs when a broker holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, in respect of such other proposal, the broker does not have discretionary voting power and has not received instructions from the beneficial owners. Shares voted in the manner described above will be counted as present at the Annual Meeting. If, however, a quorum is not present or represented at the Annual Meeting, either the person presiding at the Annual Meeting or a majority of the stockholders entitled to vote thereat, present in person or by proxy, may adjourn the Annual Meeting without notice other than announcement at the meeting, until a quorum shall be present or represented.

Vote Required for Proposal 1. Election of directors will be determined by a plurality of the votes cast by holders of shares of Common Stock entitled to vote at the Annual Meeting. Abstentions and broker non-votes will not have any effect on this proposal. Accordingly, the nominees receiving the highest number of “For” votes at the Annual Meeting will be elected as directors.

Vote Required for Proposal 2. The affirmative vote of a majority of the holders of shares of Common Stock present, in person or represented by proxy, and voting on this proposal at our Annual Meeting, is required to approve the non-binding, advisory vote on the compensation of the Company’s named executive officers. Abstentions and broker non-votes will not have any effect on this proposal.

Vote Required for Proposal 3. The affirmative vote of a majority of the holders of shares of Common Stock present, in person or represented by proxy, and voting on this proposal at our Annual Meeting, is required to ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016. Abstentions and broker non-votes will not have any effect on this proposal.

Abstentions and Broker Non-Votes. Banks, brokers or other holders of record may vote shares held for a customer in street name on matters that are considered “routine” even if they have not received instructions from their customer. One of the proposals before the Annual Meeting this year is deemed a “routine” matter, namely the proposal to ratify the appointment of Grant Thornton as our independent registered public accounting firm for the fiscal year ending December 31, 2016 (Proposal 3), which means that if your shares are held in street name your bank, broker or other nominee can vote your shares on that proposal if you do not provide timely instructions for voting your shares.

The proposal to elect directors (Proposal 1) and the non-binding, advisory vote on the compensation of the Company’s named executive officers (Proposal 2) are not considered “routine” matters. As a result, if you do not instruct your bank, broker or other nominee how to vote with respect to those matters, your bank, broker or nominee may not vote on those proposals and a broker “non-vote” will occur.

Other Matters

As of the date of this proxy statement, our Board of Directors does not know of any business that will be presented for consideration at the Annual Meeting other than the matters described in this proxy statement. If any other matters are properly brought before the Annual Meeting, your proxy authorizes us to vote, or otherwise act, in accordance with the best judgment and discretion of the persons named as proxies above.

Expenses of Proxy Solicitation

Voltari will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional solicitation materials furnished to the stockholders. The principal solicitation method will be by mail. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. Voltari may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone or other means by directors, officers or employees of Voltari without compensation.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors of the Company is currently composed of three members. There is no limit to the number of terms a director may serve, and the term of office of each person elected as a director will continue until the next annual meeting of stockholders or until a successor has been duly elected and qualified. The Board of Directors has approved the nomination of Peter K. Shea, Jaffrey (Jay) A. Firestone and Kevin Lewis for election, each of whom has indicated a willingness to serve and each of whom currently serves as a director of the Company.

Vote Required

Directors are elected by a plurality of the votes cast by stockholders entitled to vote at the Annual Meeting. Accordingly, the nominees receiving the highest number of “For” votes at the annual meeting will be elected as directors. Abstentions and broker non-votes will not have any effect on the outcome of this proposal. Stockholders do not have the right to cumulate their votes in the election of directors.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES LISTED BELOW.

The persons named as proxies on the enclosed proxy card will vote the proxies he or she receives for the election of Messrs. Shea, Firestone and Lewis unless otherwise directed. In the event that any of the nominees become unavailable for election at the Annual Meeting, the persons named as proxies in the enclosed proxy card may vote for a substitute nominee in his or her discretion as recommended by the Board of Directors.

Set forth below is certain biographical information regarding the nominees. All of the nominees currently are serving as directors.

Director Nominees:	Age	Position	Director Since
Peter K. Shea (1)(2)(3)(4)	65	Chairman of the Board	2015
Jaffrey (Jay) A. Firestone (2)(3)(5)	59	Director	2011
Kevin Lewis (1)(2)(3)	45	Director	2013

(1)	Member of our Compensation Committee
(2)	Member of our Governance and Nominating Committee
(3)	Member of our Audit Committee
(4)	Chairperson of our Compensation Committee and our Governance and Nominating Committee
(5)	Chairperson of our Audit Committee

Peter K. Shea has served as one of our directors since 2015. He has been an operating partner of Snow Phipps, a private equity firm, since 2013. Mr. Shea has served as an operating advisor for OMERS Private Equity (private equity division of the Ontario Municipal Retirement System, one of Canada’s largest pension plans) since 2011. Mr. Shea has served as the Chairman of FeraDyne Outdoors, LLC, a manufacturer and marketer of hunting accessories, and Teasedale Foods, Inc., a Hispanic foods company, since 2014. Mr. Shea has also served as a director of: Trump Entertainment Resorts, a gaming and hospitality company, since 2016; CVR Partners LP (UAN), a nitrogen fertilizer company, since 2014; and Viskase Companies (VKSC), a meat casing company, since 2006. Mr. Shea was previously a director of: Give and Go Prepared Foods, a bakery, from 2012 to 2016; Hennessy Capital Partners II, a special purpose acquisition company, from 2015 to 2016; Hennessy Capital Partners I, a special purpose acquisition company, from 2014 to February 2015; Sitel World Wide Corp., a call center, from 2011 to September 2015; and CTI Foods, a food products processing company, from 2010 to 2014. From 2006 to 2009, Mr. Shea served as President of Icahn Enterprises L.P. (IEP), where he was responsible for its real estate businesses which included rental real estate operations, consisting of retail, office and industrial properties leased to single-corporate tenants, and its residential home development operations, which focused on the construction and sale of single-family homes, custom built homes, multi-family homes and residential lots in subdivisions and planned communities. Icahn Enterprises, Viskase Companies, CVR Partners LP, and Trump Entertainment Resorts each are indirectly controlled by Carl C. Icahn, the Company’s controlling stockholder. Mr. Shea has an M.B.A. from the University of Southern California and a B.B.A. from Iona College. Mr. Shea’s experience in the real estate business, in addition to his service on other boards, enables him to provide advice and insight to the Company as it develops its real estate business.

Jaffrey (Jay) A. Firestone has served as one of our directors since July 2011. Since 2006, Mr. Firestone has served as Chairman and Chief Executive Officer at Prodigy Pictures Inc., a leader in the production of quality film, television and cross-platform media. Previously, Mr. Firestone established Fireworks Entertainment in 1996 to produce, distribute and finance television programs and feature films. In 1998, Fireworks Entertainment was acquired by CanWest Global Communications Corporation and Mr. Firestone was named Chairman and Chief Executive Officer and oversaw the company’s Los Angeles and London based television operations as well as its Los Angeles feature film division, Fireworks Pictures. In addition, Mr. Firestone oversaw the company’s interest in New York based IDP Distribution, an independent distribution and marketing company formed by Fireworks in 2000 as a joint venture with Samuel Goldwyn Films and Stratosphere Entertainment. Mr. Firestone has served on the board of directors for the Academy of Canadian Cinema and Television and the Academy of Television Arts and Sciences International Council in Los Angeles. Mr. Firestone has led two successful initial public offerings and in 1998, was nominated for entrepreneur of the year. Mr. Firestone has extensive experience in dealing with financial reporting, which, in addition to his service on another board, enables him to advise our board on a range of matters including financial matters.

Kevin Lewis has served as one of our directors since January 2013. Mr. Lewis is currently the Chief Marketing Officer of Total Wine & More, the largest independent retailer of beer, wine and spirits in the U.S. Previously, Mr. Lewis served as the Chief Marketing Officer of Blockbuster LLC, the video rental retail chain subsidiary of Dish Network Corp. and was previously employed by Blockbuster Inc. as the Senior Vice President of Digital Entertainment. Blockbuster Inc. voluntarily filed for Chapter 11 bankruptcy protection in September 2010 and subsequently emerged from bankruptcy in March 2011 via a sale of the company to Dish Network Corp. Mr. Lewis was employed by subsidiaries of Koninklijke Philips Electronics, an industrial conglomerate which engages in the healthcare, consumer lifestyle and lighting product business worldwide, as the Chief of Strategy and New Business for Philips Consumer Lifestyle from 2007 until 2009 and the Chief of Strategy and Vice-President, Business Development for Philips Consumer Electronics from 2004 until 2007. From 1993 until 2004, Mr. Lewis held multiple roles at The Boston Consulting Group, a management consulting company. Mr. Lewis received his B.A. in international relations from Stanford University and an MBA, with distinction, from INSEAD. Mr. Lewis’s management and corporate development experience enables him to provide our board insight and advice as we develop our business.

EXECUTIVE OFFICERS

The following table sets forth the names, titles and certain biographical information of our executive officers as of August 17, 2016.

Name	Age	Positions
Kenneth Goldmann	69	Chief Administrative and Accounting Officer
Andreea Paraschivoiu (1)	36	Chief Financial Officer

(1)	Ms. Paraschivoiu was not an executive officer of Voltari in 2015. Ms. Paraschivoiu was appointed as Chief Financial Officer of Voltari in May 2016.

Kenneth Goldmann has served as our Chief Administrative and Accounting Officer since October 5, 2015. Mr. Goldmann is a founding partner of Vantage CFO Partners LLC, a company formed in 2014 that provides financial management services to small business clients. Mr. Goldmann served as a partner at CohnReznick, a public accounting firm, from 2004 until his retirement in 2013. From 1997 to 2004 he was a partner at BDO Seidman, a public accounting firm. At both CohnReznick and BDO Seidman, Mr. Goldmann’s audit clients included real estate investment trusts.

Andreea Paraschivoiu has served as our Chief Financial officer since May 9, 2016. Before joining Voltari, Ms. Paraschivoiu worked with RealFoundations, a consulting services company focused on the real estate and construction industries, where she provided management consulting services to real estate investment managers, including pension funds and REITs since September 2011. From June 2004 through November 2009, Ms. Paraschivoiu was a Director of Finance at AIG Global Real Estate Investment Corp., where she was responsible for overseeing investment accounting for a majority of the company’s direct real estate investments. Prior to that, Ms. Paraschivoiu was an auditor with Deloitte & Touché LLP and Arthur Andersen LLP. Ms. Paraschivoiu earned a Bachelor of Science in Finance and Accounting from New York University Stern School of Business in 2001, and a Master of Science in Real Estate Development from Columbia University in 2011.

CORPORATE GOVERNANCE

Leadership Structure

Peter K. Shea serves as the Chairman of the Board of Directors. Until July 29, 2016, Aaron Epstein served as our President. Effective July 29, 2016, Mr. Epstein was terminated in connection with the continuing execution of our transformation plan. Currently, Kenneth Goldmann, our Chief Administrative and Accounting Officer, serves as our principal executive officer.

Pursuant to our Amended and Restated Certificate of Incorporation, the office of President and/or Chief Executive Officer, on the one hand, and the position of the chairperson of the Board of Directors, on the other hand, generally cannot be held by the same person. Upon the death, resignation or termination of the chairperson or President and/or Chief Executive Officer, however, our Board of Directors has the ability to combine these positions for a limited period of time in order to allow our Board of Directors time to select a successor. We separate the role of President and/or Chief Executive Officer from the leadership of our Board of Directors in recognition of the different roles of each position and to foster independent leadership of the Board of Directors. We believe that our current leadership structure is appropriate to segregate the Board of Directors oversight role from management of the Company.

Board Structure

Our business and affairs are managed under the direction of the Board of Directors. Our Bylaws provide that the size of our Board of Directors will be fixed from time to time by the Board of Directors. Our Board of Directors is currently composed of three directors.

Each of our executive officers has been appointed by the Board of Directors and will serve until his or her successor is duly appointed and qualified.

Director Independence

Our Board of Directors has determined that none of our directors have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the rules of The NASDAQ Stock Market LLC (“NASDAQ”). In making this determination on the independence of our directors, the Board of Directors considered the relationships that each such director or nominee has with Voltari and our management and all other facts and circumstances the Board of Directors deemed relevant in determining independence, including the relationships disclosed under “Certain Relationships and Related Transactions, and Director Independence,” and, with respect to Mr. Shea, his prior employment at Icahn Enterprises L.P. and his current and prior directorships of various public and private companies affiliated with Mr. Carl C. Icahn, our largest shareholder.

Since March 30, 2015, Mr. Carl C. Icahn has controlled more than 50% of the voting power of our common stock. See “Security Ownership of Certain Beneficial Owners and Management.” Consequently, we are considered a “controlled company” under applicable NASDAQ Marketplace Rules. Under these rules, a “controlled company” may elect not to comply with certain NASDAQ corporate governance requirements, including requirements that: (i) a majority of the Board of Directors consist of independent directors; (ii) director nominees be selected or recommended for the Board of Director’s selection by a majority of the independent directors or by a nominating committee composed solely of independent directors; and (iii) compensation of executive officers be determined or recommended to the Board of Directors by a majority of independent directors or by a compensation committee that is composed entirely of independent directors. We do not currently utilize the “controlled company” exemptions available under NASDAQ Marketplace Rules, but we may elect to do so in the future.

Board’s Role in Risk Oversight

Our Board of Directors is responsible for overseeing the Company’s risk management process. The Board of Directors focuses on the Company’s general risk management strategy, the most significant risks facing the Company, and ensures that appropriate risk mitigation strategies are implemented by management. The Board of Directors is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters.

The Board of Directors has delegated to the Audit Committee oversight of certain aspects of the Company’s risk management process. Among its duties, the Audit Committee periodically reviews and discusses with management the Company’s major risk exposures with respect to the Company’s accounting and financial reporting policies and procedures and the measures management has taken to monitor, measure and control such exposures and elicit recommendations for the improvement of the Company’s risk assessment and mitigation procedures. Our other Board committees also consider and address risk as they perform their respective committee responsibilities. All committees report to the full board as appropriate, including when a matter rises to the level of a material risk. The Company’s management is responsible for day-to-day risk management.

We believe the allocation of risk management responsibilities described above is an effective approach for addressing the risks facing the Company and that our board leadership structure supports this approach.

Meetings of the Board of Directors

The Board of Directors met 13 times during the fiscal year ended December 31, 2015, and each of our directors attended at least 75% of the total number of meetings of the Board of Directors and all committees of the Board of Directors on which he served. During the fiscal year ended December 31, 2015, the independent directors of the Board of Directors met in executive session during each of the Board of Directors’ quarterly regular meetings and at such other Board of Directors and committee meetings as the independent directors elected.

Committees of the Board of Directors

The Board of Directors has a standing Audit Committee, Compensation Committee, and Governance and Nominating Committee. From time to time, we also establish special committees of the Board of Directors when necessary to address specific issues. The Board of Directors has adopted a charter for each of the standing committees that address the composition and functioning of such committee. Copies of the committee charters are available on Voltari’s website at www.voltari.com under the respective committee charter links.

Audit Committee. Our Board of Directors has established an Audit Committee. The Audit Committee represents and assists the Board of Directors in its general oversight of our accounting and financial reporting processes, audits of the financial statements, and internal control and audit functions. The Audit Committee is currently composed of three members: Messrs. Firestone, Shea and Lewis. Each member of the Audit Committee is a non-employee member of our Board of Directors. Mr. Firestone is the chairperson of our Audit Committee. Our Board of Directors has affirmatively determined that Messrs. Firestone, Shea and Lewis each meet the definition of “independent directors” for purposes of serving on an audit committee under applicable Securities and Exchange Commission (“SEC”) and NASDAQ rules. In addition, Mr. Firestone qualifies as our “audit committee financial expert.” The Audit Committee met five times during the fiscal year ended December 31, 2015.

Compensation Committee. Our Board of Directors has established a Compensation Committee. Our Compensation Committee is responsible for reviewing and overseeing compensation of our named executive officers and oversees and administers our executive compensation plans and programs. The Compensation Committee is currently composed of two members: Messrs. Shea and Lewis, each of whom is a non-employee member of our Board of Directors. Mr. Shea is the chairperson of our Compensation Committee. The Compensation Committee met five times during the fiscal year ended December 31, 2015.

Governance and Nominating Committee. Our Board of Directors has established a Governance and Nominating Committee (the “Nominating Committee”) that has overall responsibility for recommending corporate governance process and board operations for the Company. The Nominating Committee identifies director candidates, reviews the qualifications and experience of each person considered as a nominee for election or reelection as a director, and recommends director nominees to fill vacancies on the Board and for approval by the Board and the shareholders. The Nominating Committee is currently composed of three members: Messrs. Shea, Firestone and Lewis, each of whom is a non-employee member of our Board of Directors. Mr. Shea is the chairperson of our Governance and Nominating Committee. The Nominating Committee met two times during the fiscal year ended December 31, 2015.

Director Qualifications; Recommendations of Director Candidates

The Board of Directors seeks a diverse group of candidates who, at a minimum, possess the background, skills, expertise and time to make a significant contribution to the Board of Directors, the Company and its stockholders. The Nominating Committee makes recommendations to the Board of Directors concerning the composition of the Board of Directors and its committees including size and qualifications for membership. In evaluating potential candidates for director, the Nominating Committee annually reviews and assesses the appropriate and desirable mix of characteristics, skills (including risk assessment skills), expertise and experience for the full Board of Directors and each committee, taking into account both current directors and all nominees for election as directors, as well as any diversity objectives and considerations. The Nominating Committee will consider stockholder recommendations for candidates for the Board of Directors using the same criteria.

The Nominating Committee considers nominees for election or appointment to our Board of Directors that are recommended by stockholders. Such recommendations should be submitted in writing to the attention of the Governance and Nominating Committee, Voltari Corporation, 601 West 26th Street, Suite 415, New York, NY 10001. Pursuant to the Company’s Bylaws, in order for business to be properly brought before an annual meeting of stockholders by a stockholder, the stockholder must give written notice of such stockholder’s intent to bring a matter before the annual meeting no later than ninety days prior to the first anniversary of the preceding year’s annual meeting and no earlier than one hundred twenty days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that if the annual meeting is convened more than thirty days prior to or delayed by more than thirty days after such anniversary date, or if no annual meeting was held in the preceding year, notice must be received no later than the close of business on the later of the 90th day prior to the meeting or the 15th day following the day on which public announcement of the date of such meeting is made.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics for directors, officers and employees of Voltari and its subsidiaries, which meets the requirements of a “code of ethics” as defined by Item 406 of Regulation S-K. The Code of Business Conduct and Ethics is available at www.voltari.com under the “Code of Business Conduct and Ethics” link. Any amendments to the Code of Business Conduct and Ethics, or any waivers of its requirements, will be disclosed on our website.

Attendance by Directors at the Annual Meeting of Stockholders

Our directors are encouraged, but not required, to attend the Annual Meeting on September 20, 2016. The Company’s 2015 annual meeting of stockholders was held on September 10, 2015. Two members of our Board of Directors attended our 2015 annual meeting of stockholders.

Stockholder Communications with Directors

Stockholders may contact the Company’s Board of Directors by writing to them c/o Board of Directors, Voltari Corporation, 601 W. 26th Street, Suite 415, New York, NY 10001. All communications addressed to the Board of Directors will be delivered to the Board of Directors. If stockholders desire, they may contact individual members of the Board of Directors or a particular committee of the Board of Directors by appropriately addressing their correspondence to the same address. In each case, such correspondence will be delivered to the appropriate director(s).

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides summary information concerning compensation earned by or paid to our named executive officers (as such term is defined in Item 402 of Regulation S-K) for services provided to us during the years ended December 31, 2015 and 2014. Ms. Paraschivoiu was appointed Chief Financial Officer in May 2016. As such, compensation for Ms. Paraschivoiu is not included in the following compensation tables.

Name & Principal Position	Year	Salary ($)	Option Awards ($) (1)	All Other Compensation ($) (2)	Total ($)
Kenneth Goldmann	2015	42,516	—	—	42,516
Chief Administrative & Accounting Officer (3)
Richard Sadowsky	2015	159,370	—	2,591	161,961
Former Acting Chief Executive Officer, President and Secretary (4)	2014	310,000	49,738	6,837	366,555
Aaron Epstein	2015	194,500	—	19,626	214,126
Former President (5)
John Breeman	2015	231,151	—	5,267	236,417
Former Chief Financial Officer (6)(7)	2014	231,151	10,362	6,904	248,417

(1)	Represents FASB ASC 718 grant date fair value of stock option awards, which vested as follows: 25% of the shares subject to the option will vest in four equal installments on each anniversary of the holder’s employment date, subject to continued employment on those dates, and 75% of the shares subject to the option will vest subject to achieving certain stock price targets for our common stock on the third anniversary of the vesting commencement date, subject to continued employment on that date. For further discussion, see the sections captioned “2010 Long Term Incentive Plan” and “Employment Agreements.” With respect to Mr. Sadowsky’s outstanding equity awards, all unvested equity awards were forfeited and cancelled as of his resignation and all vested equity awards ceased to be exercisable 90 days thereafter.
(2)	All Other Compensation for the fiscal year ended December 31, 2015 for our named executive officers consisted of the following:

Name	401(k) Match ($)	Medical and Dental ($)	Relocation Expenses	Total of All Other Comp ($)
John Breeman	4,217	1,050	—	5,266
Aaron Epstein	5,471	620	13,535	19,626
Richard Sadowsky	2,391	200	—	2,591

(3)	Mr. Goldmann was appointed as Chief Administrative and Accounting Officer of the Company, effective October 5, 2015.
(4)	Mr. Sadowsky resigned from the Company and relinquished all offices and positions held with the Company effective May 11, 2015.
(5)	Mr. Epstein was appointed President of the Company effective May 11, 2015. Prior to that Mr. Epstein had served as the Company’s Vice President, New Business Initiatives. Effective July 29, 2016, Mr. Epstein’s employment was terminated.
(6)	Mr. Breeman resigned from the Company and relinquished all offices and positions held with the Company effective April 22, 2016.
(7)	On August 6, 2015 and in light of the Company’s transformation plan, the Compensation Committee approved a discretionary performance incentive award for Mr. Breeman, as discussed below under “Employment Agreements—John Breeman.” The Board of Directors, in their discretion, approved, and in April 2016 the Company paid, a performance incentive award of $69,600 to Mr. Breeman in connection therewith.

Outstanding Equity Awards at 2015 Fiscal Year End

The following table sets forth certain information with respect to outstanding equity awards of our named executive officers as of December 31, 2015 with respect to the named executive officer:

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Kenneth Goldmann	—	—		—	—	—
Richard Sadowsky (1)	—	—		—	—	—
Aaron Epstein (2)	111			—	150.00	12/11/19
	500			—	100.00	6/18/20
	700			—	129.90	3/17/21
	1,406	6,094	(3)	—	4.50	10/15/22
	750	11,250	(4)	—	3.40	5/13/24
John Breeman (5)	1,250	8,750	(3)	—	4.85	11/06/23
	625	9,375	(4)	—	3.40	05/13/24

(1)	Mr. Sadowsky resigned from the Company and relinquished all offices and positions held with the Company effective May 11, 2015. In connection with his resignation, all unvested equity awards were forfeited and cancelled as of his resignation and all vested equity awards ceased to be exercisable 90 days thereafter. As of December 31, 2015, Mr. Sadowsky had no remaining outstanding options.
(2)	Mr. Epstein’s employment with the Company was terminated effective July 29, 2016. In connection with his termination, all unvested equity awards were forfeited and cancelled as of his termination, and all vested equity awards will cease to be exercisable 90 days thereafter. As of August 11, 2016, Mr. Epstein had 4,217 outstanding options.
(3)	The options vest as follows, subject to continued employment on each vesting date: 25% of the shares subject to the option will vest in four equal installments on each anniversary of the holder’s employment date and 75% of the shares subject to the option will vest, subject to achieving certain price targets for our common stock, on the three year anniversary of the holder’s employment date.
(4)	The options vest as follows, subject to continued employment on each vesting date: 25% of the shares subject to the option will vest in four equal installments on each anniversary of the vesting commencement date and 75% of the shares subject to the option will vest on the third anniversary of the vesting commencement date, subject to achieving certain price targets for our common stock.
(5)	Mr. Breeman resigned from the Company and relinquished all offices and positions held with the Company effective April 22, 2016. In connection with his resignation, all unvested equity awards were forfeited and cancelled as of his resignation, and all vested equity awards ceased to be exercisable 90 days thereafter. As of August 11, 2016, Mr. Breeman had no remaining outstanding options.

The Compensation Committee of the Board of Directors is responsible for determining and administering the Company’s compensation policies for the compensation of the Company’s executive officers. The Compensation Committee annually evaluates individual and corporate performance from both a short-term and long-term perspective. Our Compensation Committee considers the nature of each executive’s work and responsibilities, unusual accomplishments or achievements on the Company’s behalf, years of service, the executive’s total compensation and the Company’s financial condition generally.

Base Salary

The primary component of short-term compensation of our named executive officers has historically been base salary. The base salary established for each of our named executive officers is intended to represent each individual’s job duties and responsibilities, experience, and other discretionary factors deemed relevant by our Compensation Committee. Base salary is also designed to provide our named executive officers with a steady cash flow during the course of the fiscal year that is not contingent on short-term variations in our corporate performance.

Base salaries are reviewed during the first half of the fiscal year by our Compensation Committee, and may be recommended for adjustment from time to time based on the results of this review. The Compensation Committee, determines whether to increase the base salaries of any of our named executive officers based upon its assessment of each named executive officer’s performance. The current annual base salaries for Mr. Goldmann and Ms. Paraschivoiu are $175,000 and $200,000, respectively.

Amended and Restated 2013—2014 Corporate Incentive Plan. On May 20, 2014, the Compensation Committee approved the Company’s Amended and Restated 2013—2014 Corporate Incentive Plan, (the “Amended and Restated 2013-14 CIP”). In order for a named executive officer to have received any payment under the Amended and Restated 2013-14 CIP for the year ended December 31, 2014, the Company would have had to meet the thresholds for each of the EBITDA and revenue targets included in the Amended and Restated 2013-14 CIP, as applicable, established by the Compensation Committee. The Amended and Restated 2013-14 CIP incorporated graduated thresholds for incremental payouts, ranging from 0% to 150%, based upon pre-determined quantitative goals and objectives, with each performance category assigned its own weight. For fiscal 2014, the targets were $13.2 million of consolidated revenue and ($12.24 million) of EBITDA, each as calculated pursuant to the Amended and Restated 2013-14 CIP. The revenue target, as so calculated, was achieved, but the EBITDA target, as so calculated, was not achieved. Accordingly, no payments were made to our named executive officers in respect of fiscal 2014 under the Amended and Restated 2013-14 CIP.

The Company did not maintain a Corporate Incentive Plan for the fiscal year ended December 31, 2015.

Equity Incentive Plans

The Compensation Committee of our predecessor entity Motricity, Inc. (“Motricity”) approved the terms of the Motricity, Inc. Amended and Restated 2010 Long-Term Incentive Plan, (the “2010 LTIP”), and recommended it to the Board of Directors. The Board of Directors approved the 2010 LTIP on September 26, 2011, and the stockholders approved the 2010 LTIP on October 28, 2011. The 2010 LTIP provides for grants of stock options, stock appreciation rights, restricted stock, other stock-based awards and other cash-based awards. Directors, officers and other employees of us and our subsidiaries, as well as others performing consulting or advisory services for us, are eligible for grants under the 2010 LTIP.

In connection with the reorganization that was consummated on April 9, 2013, at which time we became the successor entity to Motricity, we assumed all stock-based benefits plans of Motricity, including the 1999 Stock Option Plan of Motricity, Inc., Amended and Restated 2004 Stock Incentive Plan of Motricity, Inc. and the Motricity, Inc. 2010 Long-Term Incentive Plan, as amended and restated. At the effective time of the reorganization, each outstanding option to purchase shares of Motricity common stock became exercisable for the same number of shares of Voltari Common Stock, with no changes in the option exercise price or other terms and conditions of such options.

We did not grant any awards under the 2010 LTIP in 2015.

Severance and Change of Control Benefits

The Compensation Committee adopted an Executive Officer Severance/Change in Control Plan (the “Change in Control Plan”) on March 16, 2011, and amended the Change in Control Plan effective May 30, 2012. Under the

Change in Control Plan, as amended, any executive who participates in the Change in Control Plan who is terminated by the Company without cause will receive six months of continued base salary payments. In addition, any executive who participates in the Change in Control Plan who is terminated by the Company without cause or by the executive for good reason within the 12 months following a change in control will receive six months of continued base salary payments and accelerated vesting as to 75% of any then unvested options, restricted stock or performance stock units. Further, the Change in Control Plan provides that an executive officer eligible for benefits under such plan is only eligible during the two year period following the executive’s respective date of hire. Once the executive’s two years of eligibility coverage has lapsed, the executive ceases to be eligible for benefits under the Change in Control Plan.

In connection with our ongoing implementation our transformation plan, the employment of Aaron Epstein, our former President, was terminated effective July 29, 2016. In connection with Mr. Epstein’s termination, we entered into a separation agreement and release with Mr. Epstein (the “Separation Agreement”), dated as of July 29, 2016. Pursuant to the terms of the Separation Agreement and consistent with the terms of the Epstein Offer Letter, Mr. Epstein will receive an amount equal to one half of his annualized base salary, paid over a six month period in accordance with the Company’s normal payroll practices, and Mr. Epstein agreed to a general release of the Company from any and all claims arising out of his employment with the Company or the termination thereof (other than claims arising pursuant to the Separation Agreement). Mr. Epstein remains subject to certain non-disclosure and non-solicitation covenants.

No other executive officers of the Company are currently eligible for any change in control or severance benefits under the Change in Control Plan or otherwise.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) denies a federal income tax deduction for certain compensation in excess of $1 million per year paid to the Chief Executive Officer and the three other most highly paid executive officers (other than a company’s Chief Executive Officer and the Chief Financial Officer) of a publicly-traded corporation. Certain types of compensation, including compensation based on performance criteria that are approved in advance by stockholders, are excluded from the deduction limit. In addition, “grandfather” provisions may apply to certain compensation arrangements that were entered into by the corporation before it was publicly held. The Compensation Committee’s policy is to qualify compensation paid to named executive officers for deductibility for federal income tax purposes to the extent feasible. However, to retain highly skilled executives and remain competitive with other employers, the Compensation Committee has the right to authorize compensation that would not otherwise be deductible under Section 162(m) of the Code or otherwise when it considers it in our best interests to do so.

The Compensation Committee considers the manner in which Section 409A of the Code affects deferred compensation opportunities that we offer to our employees. Section 409A of the Code requires, among other things, that “non-qualified deferred compensation” be structured in a way that limits employees’ ability to accelerate or further defer certain kinds of deferred compensation. We intend to operate our existing compensation arrangements that are covered by Section 409A of the Code in accordance with the applicable rules thereunder, and we will continue to review and amend our compensation arrangements to comply with Section 409A of the Code to the extent deemed necessary by the Compensation Committee.

The Compensation Committee does not believe that tax gross-ups, other than with respect to relocation expenses and other similar perquisites which necessitate a gross-up in order to make the executive whole from a tax perspective, paid by companies to their named executive officers are in the best interests of stockholders. As a result, the Compensation Committee will not approve any employment agreement or compensation plan that provides our named executive officers with a gross-up for federal and/or state income taxes that may arise under either Section 409A of the Code or the golden parachute excise tax rules of Section 280G of the Code.

Retirement Benefits & Non-qualified Deferred Compensation

During the 2015 fiscal year, we sponsored a 401(k) plan, which is a qualified retirement plan offered to all eligible employees, including our named executive officers, that permits eligible employees to elect to defer a portion of their compensation on a pre-tax basis and provides for employer matching contributions. For fiscal year 2015, Messrs. Epstein, Breeman and Sadowsky received matching contributions in the amounts of $5,471 and $4,217, $2,391, respectively. Employee and employer contributions to the 401(k) plan were discontinued in January 2016 and the plan was terminated effective as of April 30, 2016.

Employment Agreements

Andreea Paraschivoiu. On April 29, 2016, we entered into an employment offer letter with Ms. Paraschivoiu (the “Paraschivoiu Offer Letter”), pursuant to which Ms. Paraschivoiu commenced serving as our Chief Financial Officer on May 9, 2016 on a part-time basis until July 1, 2016, at which time Ms. Paraschivoiu was employed by us on a full-time basis. Under the terms of the Paraschivoiu Offer Letter, Ms. Paraschivoiu is entitled to an annual base salary of $200,000. Ms. Paraschivoiu’s salary was reduced proportionally to her time worked while she worked part-time. Ms. Paraschivoiu is eligible to receive a bonus, as determined by the Company’s Board of Directors in their sole and absolute discretion. Ms. Paraschivoiu is subject to certain non-disclosure, confidentiality and non-disparagement covenants.

Kenneth Goldmann. On September 23, 2015, we entered into an employment offer letter with Mr. Goldmann, (the “Goldmann Offer Letter”), pursuant to which Mr. Goldmann commenced serving as our Chief Administrative and Accounting Officer on October 5, 2015. Under the terms of the Goldmann Offer Letter, Mr. Goldmann is entitled to an annual base salary of $175,000. Mr. Goldmann is subject to certain non-disclosure, non-competition and non-solicitation covenants.

Aaron Epstein. On May 11, 2015, we entered into an employment offer letter with Mr. Epstein (the “Epstein Offer Letter”), pursuant to which Mr. Epstein commenced serving as our President on May 15, 2015. Under the terms of the Epstein Offer Letter, Mr. Epstein was entitled to an annual base salary of $200,000, subject to annual adjustment in the discretion of the Board of Directors. Under the terms of the Epstein Offer Letter, Mr. Epstein was eligible to participate in the Company’s incentive plans and was subject to certain non-disclosure, non-competition and non-solicitation covenants.

As noted above, in connection with the ongoing implementation of our transformation plan, the employment of Mr. Epstein was terminated effective July 29, 2016. In connection with Mr. Epstein’s termination, we entered into the Separation Agreement with Mr. Epstein, dated as of July 29, 2016. Pursuant to the terms of the Separation Agreement and consistent with the terms of the Epstein Offer Letter, Mr. Epstein will receive an amount equal to one half of his annualized base salary, paid over a six month period in accordance with the Company’s normal payroll practices, and Mr. Epstein agreed to a general release of the Company from any and all claims arising out of his employment with the Company or the termination thereof (other than claims arising pursuant to the Separation Agreement). Mr. Epstein remains subject to certain non-disclosure and non-solicitation covenants.

John Breeman. On August 14, 2013, we entered into an employment offer letter with Mr. Breeman, (the “Breeman Offer Letter”), pursuant to which Mr. Breeman commenced serving as our Chief Financial Officer. Under the terms of the Breeman Offer Letter, Mr. Breeman was entitled to an annual base salary of $220,000, subject to annual adjustment in the discretion of the Board of Directors. Additionally, in accordance with the terms of the Breeman Offer Letter and the Company’s 2010 Long-Term Incentive Plan, Mr. Breeman was granted options to purchase 10,000 shares of the Company’s common stock. Subject to continued employment on the applicable vesting dates, 25% of the options vest in equal tranches on each of the first four anniversaries of Mr. Breeman’s employment date, and 75% of the options vest on the third anniversary of Mr. Breeman’s employment date provided that certain stock price targets are achieved.

Under the terms of the Breeman Offer Letter, Mr. Breeman was eligible to participate in the Company’s Corporate Incentive Plan and was subject to non-disclosure, non-competition and non-solicitation covenants.

Furthermore, under the Breeman Offer Letter, if the Company terminated Mr. Breeman’s employment without cause, as such term is defined in the Change in Control Plan, he would receive six months of continued base salary payments. In January 2014, the Compensation Committee increased Mr. Breeman’s annual base salary to $231,151. Mr. Breeman’s salary was not increased for fiscal 2015.

On August 6, 2015 and in light of the transformation plan, the Compensation Committee of the Company’s Board approved a discretionary performance incentive award for Mr. Breeman. The incentive award was intended to provide performance-based compensation to Mr. Breeman for his contribution to the achievement of the Company’s objectives, including without limitation, the successful implementation of the Company’s transformation plan. The Compensation Committee set a target for the award of 60% of Mr. Breeman’s base salary for 2015, or $139,200. Payment of any incentive award was to be discretionary, in cash, and tied to the successful implementation of our transformation plan, as determined by the Board. The Board of Directors, in their discretion, approved, and in April 2016 the Company paid, a bonus of $69,600 to Mr. Breeman, based on his achievements through such time, including his role in finalizing the Company’s audited financial statements for the fiscal year ended December 31, 2015 and implementing the Company’s transformation plan through such time.

Mr. Breeman resigned from the Company and relinquished all offices and positions held with the Company effective April 22, 2016. No severance payments were made to Mr. Breeman in connection with his resignation.

Richard Sadowsky. In connection with Mr. Sadowsky’s resignation, the Company entered into a Separation Agreement and Release with Mr. Sadowsky (the “Sadowsky Separation Agreement”), effective May 11, 2015. Pursuant to the terms of the Sadowsky Separation Agreement and subject to the terms and conditions set forth therein, the Company agreed not to seek to enforce the non-competition provisions of Mr. Sadowsky’s offer letter and Mr. Sadowsky agreed to a unilateral general release of the Company from any and all claims arising out of his employment with the Company or the cessation thereof (other than claims arising pursuant to the Sadowsky Separation Agreement). Mr. Sadowsky remains subject to certain non-disclosure and non-solicitation covenants in accordance with their terms.

Director Compensation

To date, we have provided cash compensation to non-employee directors for their services as directors or members of committees of the Board of Directors. We have reimbursed and will continue to reimburse such non-employee directors for their reasonable expenses incurred in attending meetings of our Board of Directors and committees of the Board of Directors.

On January 7, 2015, the Board of Directors approved a compensation reduction for the members of the Board of Directors. Commencing with the quarter ending March 31, 2015, Board members received annual cash compensation in the amount of $10,000, paid quarterly, for their service on the Board. The Board of Directors also determined that no restricted stock awards would be made to any directors in 2015 and no such awards were made to directors in 2015. On August 20, 2015, each member of the Board agreed to forfeit 14,705 shares of restricted common stock of the Company, constituting all of the shares awarded to each such director in August 2014 in connection with his service as a director of the Company. Further, in August 2015, in light of the Company’s transformation plan, as described in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2015, each of Hunter Gary and Andrew Roberto, as directors affiliated with Carl C. Icahn, the Company’s majority stockholder, agreed that he would no longer receive any further compensation as a member of the Board of Directors.

On August 20, 2015, the Board of Directors also approved changes in the compensation payable to the Chairperson of the Board and each of its standing committees. Effective August 20, 2015, the Board (i) eliminated the additional compensation payable to the Chairperson of each of the Governance and Nominating, Compensation, and Strategic Alternatives Committees, (ii) reduced the additional compensation payable to the Chairperson of the Audit Committee to $5,000 annually, payable quarterly, and (iii) reduced the compensation payable to the Chairperson of the Board to $5,000 annually, payable quarterly.

The non-employee director compensation policy previously provided that non-employee directors must own a number of shares equal to some multiple of their cash retainer within five years of joining our Board of Directors. In connection with the ongoing implementation of our transformation plan, this requirement was eliminated in August 2016.

Below is a summary table of what our 2015 non-employee Board members received through December 31, 2015.

Name	Fees Earned or Paid in Cash ($)	Total ($)
James L. Nelson (1)	5,000	5,000
Jaffrey A. Firestone	17,500	17,500
Hunter C. Gary (1)	15,000	15,000
Peter K. Shea (2)	3,750	3,750
Kevin Lewis	7,500	7,500
Andrew Roberto (1)	5,000	5,000

(1)	Resigned from the Board of Directors effective as of September 25, 2015.
(2)	Mr. Shea was appointed to the Board of Directors on September 24, 2015.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS.

The following tables set forth, as of August 11, 2016, certain information regarding the ownership of our common stock, by (1) each person known to us to beneficially own 5.0% or more of Common Stock; (2) each of our named executive officers and directors and (3) all of our executive officers and directors, as a group. This information is based upon information received from or on behalf of the named individuals or from publicly available information and filings with the SEC by or on behalf of those persons.

Beneficial ownership, which is determined in accordance with the rules and regulations of the SEC, means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of our Common Stock. The percentage of our Common Stock beneficially owned by a person or entity assumes that the person or entity has exercised all options and warrants and converted all convertible securities, the person or entity holds that are exercisable or convertible within 60 days of August 11, 2016, and that no other person or entity exercised any of their options or warrants or converted any of their convertible securities. Except as otherwise indicated below or in cases where community property laws apply, to our knowledge, the persons and entities named in the table possess sole voting and investment power over all shares of common stock shown as beneficially owned by the person or entity. The percentage of shares beneficially owned is based upon 8,994,814 shares of Common Stock outstanding as of August 11, 2016.

Name	Amount and Nature of Beneficial Ownership	Percent of Class
Entities affiliated with Carl C. Icahn (1)	4,739,620	52.7%
c/o Icahn Associates Corp. 767 Fifth Avenue, 46th Floor New York, NY 10153
Directors and Executive Officers:
Jaffrey (Jay) A. Firestone	14,351	*
Peter K. Shea	—	*
Kevin Lewis	8,503	*
Kenneth Goldmann	—	*
Andreea Paraschivoiu	—	*
All directors and executive officers as a group (5 persons)	22,854	*

*	Less than one percent of the outstanding shares of our common stock
(1)	Information in the table and this footnote is based upon information contained in a Schedule 13D/A filed with the SEC on March 31, 2015 by Mr. Carl C. Icahn and includes 4,061,417 shares of Common Stock, acquired upon exercise of the basic subscription rights and oversubscription rights allocated to Mr. Icahn and his affiliates in the 2015 Rights Offering (as defined herein), at a price of per share of $1.36. As a result of the 2015 Rights Offering, warrants to purchase up to 969,603 shares of Common Stock ceased to be exercisable by Mr. Icahn pursuant to the exercise limitation provisions of such warrants, which provide, among other things, that no warrant may be exercised by a person who beneficially owns in excess of 48.75% of the outstanding Common Stock.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table discloses the securities authorized for issuance under the Company’s equity compensation plan as of December 31, 2015.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plan approved by security holders	40,866	7.85	445,589
Equity compensation plan not approved by security holders	—	—	—
Total	40,866	7.85	445,589

(1)	Represents outstanding stock options.

Certain Relationships and Related Transactions.

2015 Rights Offering

On February 27, 2015, we commenced a rights offering of up to an aggregate of 4,300,000 shares of our Common Stock (the “2015 Rights Offering”). Under the terms of the 2015 Rights Offering, we distributed to stockholders of record at the close of business on February 13, 2015 transferable subscription rights to purchase 0.9027 shares of Common Stock for every share of Common Stock owned on the record date. The 2015 Rights Offering included an over-subscription privilege, which permitted each subscriber that exercised its basic subscription right in full the option to purchase additional shares of Common Stock that remained unsubscribed at the expiration of the 2015 Rights Offering. If a subscriber exercised its basic subscription right or over-subscription privilege to purchase less than 1,300,000 shares in the 2015 Rights Offering, the subscriber paid a price of $0.97 per whole share. If a subscriber exercised its basic subscription right or over-subscription privilege to purchase 1,300,000 shares or more in the 2015 Rights Offering and owned 33% or more of our issued and outstanding Common Stock following completion of the 2015 Rights Offering, the subscriber paid a price of $1.36 per whole share.

The 2015 Rights Offering was fully subscribed and closed on March 30, 2015. We received approximately $4.6 million in net proceeds from the 2015 Rights Offering and we intend to use these proceeds for general corporate and working capital purposes. Approximately 0.2 million shares were purchased by subscribers at the basic subscription price of $0.97 per whole share and approximately 4.1 million shares were purchased by subscribers at the premium subscription price of $1.36 per whole share.

Following the completion of the 2015 Rights Offering on March 30, 2015, entities affiliated with Mr. Carl C. Icahn, the Company’s largest stockholder, became the owner of approximately 52.7% of our Common Stock. Entities affiliated with Mr. Carl C. Icahn paid the premium subscription price of $1.36 for all shares of common stock that were purchased in the 2015 Rights Offering, for an aggregate subscription price of approximately $5.5 million.

Entities affiliated with Mr. Icahn also own warrants to purchase an additional 9.7% of our Common Stock. These warrants are currently unexercisable by Mr. Carl C. Icahn and such affiliated entities.

Redemption of the Series J Preferred Stock

The acquisition of shares of our Common Stock by certain entities affiliated with Mr. Carl C. Icahn (the “Icahn Parties”) in our 2015 Rights Offering resulted in a change of control of the Company, which constituted a redemption event (the “Rights Offering Redemption Event”) pursuant to the terms and conditions of Exhibit A to the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Designations”), establishing our 13% Redeemable Series J Preferred Stock (the “Series J preferred stock”). Upon the occurrence of a redemption event, and subject to certain conditions, each holder of shares of Series J preferred stock (each, a “Holder”) has the right, at such Holder’s option, to require the Company to redeem all or a portion of such Holder’s shares of Series J preferred stock (the “Holder Redemption Option”) in accordance with the terms, procedures, and conditions set forth in the Certificate of Designations.

In connection with the Rights Offering Redemption Event, and pursuant to Section 5(ii) of the Certificate of Designations, on March 30, 2015, the Company gave written notice to holders of its Series J preferred stock of their right to redeem the Series J preferred stock held by such holders. As of the Rights Offering Redemption Event, there were 1,199,643 shares of Series J preferred stock issued and outstanding. The Icahn Parties waived, pursuant to the terms of a waiver letter, the Holder Redemption Option with respect to their shares of Series J preferred stock with respect to the Rights Offering Redemption Event.

On April 13, 2015, the Company redeemed 29,316 shares of the Series J preferred stock for a redemption price paid in cash equal to $34.53 per share of Series J preferred stock, upon the terms and subject to the conditions set forth in the Certificate of Designations, for an aggregate redemption price equal to approximately $1.0 million.

Term Loan

On August 7, 2015, we (as borrower) and Koala Holding LP (as lender), an affiliate of Carl C. Icahn, our controlling stockholder (“Koala”), entered into a revolving note (the “Revolving Note”). Pursuant to the Revolving Note, Koala made available to us a revolving loan facility of up to $10 million in aggregate principal amount. Borrowings under the Revolving Note will bear interest at a rate equal to the greater of the LIBOR rate plus 350 basis points, per annum, and 3.75%, per annum. The Revolving Note also includes a fee of 0.25%, per annum, on undrawn amounts. Principal, interest and the undrawn amount fee become due on the earliest of (i) December 31, 2017, (ii) the date on which any financing transaction, whether debt or equity, is consummated by us (or our successors and assigns) with net proceeds in an amount equal to or greater than $10 million, and (iii) at our option, a date selected by us that is earlier than December 31, 2017. Subject to the terms and conditions of the Revolving Note, we may repay all or any portion of the amounts outstanding under the Revolving Note at any time without premium or penalty, and any amounts so repaid will, until the maturity date, be available for re-borrowing. As collateral for the Revolving Note, we have pledged and granted to Koala a lien on our limited liability company interest in Voltari Real Estate Holding LLC. Only the undrawn amounts fee was outstanding under terms of the Revolving Note at December 31, 2015.

Koala is beneficially owned by Carl C. Icahn, who, as of April 13, 2016, beneficially owned approximately 52.3% of the Company’s outstanding shares of Common Stock and approximately 97.9% of our Series J preferred stock. The term loan, as amended, was unanimously approved by a committee comprised of disinterested directors of the Company’s Board of Directors.

Corporate Opportunities Waiver

In order to address potential conflicts of interest between us and the funds affiliated with New Enterprise Associates, Inc. and TCV V L.P., and Koala, and any person or entity affiliated with these investors (each, an “Exempted Investor”), our Amended and Restated Certificate of Incorporation contains provisions regulating and defining the conduct of our affairs as they may involve each Exempted Investor and its officers, directors or employees, and our powers, rights, duties and liabilities and those of our officers, directors and stockholders in connection with our relationship with each such investor.

Our Amended and Restated Certificate of Incorporation provides that no Exempted Investor is under any duty to present any corporate opportunity to us which may be a corporate opportunity for such Exempted Investor or any officer, director or employee thereof and us and each Exempted Investor or any officer, director or employee thereof will not be liable to us or our stockholders for breach of any fiduciary duty as our stockholder or director by reason of the fact that such Exempted Investor pursues or acquires that corporate opportunity for itself, directs that corporate opportunity to another person or does not present that corporate opportunity to us. For purposes of our Amended and Restated Certificate of Incorporation, “corporate opportunities” include business opportunities that we are financially able to undertake, that are, from their nature, in our line of business, are of practical advantage to us and are ones in which we have an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of each Exempted Investor or its officers or directors will be brought into conflict with our self-interest. Any person purchasing or otherwise acquiring any interest in any shares of our capital stock will be deemed to have consented to these provisions of our amended and restated certificate of incorporation.

Insight Portfolio Group

Insight Portfolio Group LLC, owned by a number of other entities with which Mr. Carl C. Icahn has a relationship, was formed in order to maximize the potential buying power of participating companies in negotiating with a wide range of suppliers of goods, services and tangible and intangible property at negotiated rates. The Company was a member of the buying group in 2015 and 2014 and paid a fee of $6,181 and $51,022, respectively, for the services of Insight Portfolio Group.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and other of our equity securities. Specific due dates for these reports have been established, and we are required to disclose any failure to file by these dates during fiscal year 2015. Our officers, directors and greater than 10% stockholders are required by the SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and representations that no other reports were required during the fiscal year 2015, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with except for a Form 3 (reporting no securities beneficially owned) filed late by Mr. Shea.

PROPOSAL 2

NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

As required by Section 14A of the Securities Exchange Act of 1934, as amended, and the related rules of the SEC, the Company is providing its stockholders with the opportunity to cast a non-binding, advisory vote to approve the compensation of the Company’s named executive officers, as disclosed in the section titled “Executive Compensation” (beginning on page 11), the compensation tables (beginning on page 11), and any related information contained in this proxy statement under “Executive Compensation.”

The Board of Directors believes that the Company’s compensation policies and procedures are centered on a pay-for-performance culture and are strongly aligned with the long-term interests of stockholders. You are urged to read the “Executive Compensation” section of this proxy statement for additional details on the Company’s executive compensation, including the 2015 compensation of the named executive officers.

At our 2015 annual meeting of stockholders held on September 10, 2015, stockholders cast an advisory vote on the compensation of our named executive officers. More than 98% of the votes cast on the so-called “say-on-pay” proposal were in favor of our compensation of the Company’s named executive officers. The Board of Directors and its Compensation Committee reviewed the final vote results, and we did not make any changes to our executive compensation program as a result of the vote.

The Company believes that the information regarding named executive officer compensation as disclosed within the “Executive Compensation” section of this proxy statement demonstrates that the Company’s executive compensation program was designed appropriately and structured to ensure a strong alignment with the long-term interests of the Company’s stockholders. We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This “say-on-pay” proposal gives Voltari’s stockholders the opportunity to express their view on the compensation of the Company’s named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall approach to the compensation of the Company’s named executive officers, as described in this proxy statement. Accordingly, the Company will ask the Company’s stockholders to vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers as disclosed in this proxy statement under “Executive Compensation” pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion, is hereby APPROVED.”

Vote Required

Approval of this proposal requires the affirmative vote of a majority of shares present, in person or represented by proxy, and voting on this proposal at our Annual Meeting. Abstentions and broker “non-votes” will not have any effect on this proposal. If no voting instructions are given, the accompanying proxy will be voted for this Proposal 2.

Your vote will not directly affect or otherwise limit any existing compensation or award arrangement of any of our named executive officers. Because your vote is advisory, it will not be binding upon the Company, the Compensation Committee or our Board of Directors. Our Board of Directors and the Compensation Committee will, however, take into account the outcome of the say-on-pay vote when considering future compensation arrangements.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THIS RESOLUTION.

PROPOSAL 3

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors, upon the recommendation of the Audit Committee, has appointed Grant Thornton as our independent registered public accounting firm for the fiscal year ending December 31, 2016 and has further directed that management submit the appointment of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting.

Our Audit Committee Charter requires stockholder ratification of the appointment of Grant Thornton as our independent registered public accounting firm for the fiscal year ending December 31, 2016 and therefore a proposal to ratify the appointment of Grant Thornton will be presented at the Annual Meeting. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection of that firm.

A representative of Grant Thornton is expected to be present, in person or telephonically, at the Annual Meeting, and he or she will have an opportunity to make a statement if he or she desires. The representative will also be available to respond to appropriate questions.

Vote Required

The affirmative vote of a majority of shares present, in person or represented by proxy, and voting on this proposal at our Annual Meeting is required to ratify the appointment of Grant Thornton as our independent registered public accounting firm. Abstentions and broker “non-votes” will not have any effect on the proposal to ratify the appointment of Grant Thornton. If the stockholders do not ratify the appointment of Grant Thornton, the Audit Committee will review the Company’s relationship with Grant Thornton and take such action as it deems appropriate, which may include continuing to retain Grant Thornton as the Company’s independent registered public accounting firm.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2016.

Independent Registered Public Accounting Firm Fees

The following is a summary of the fees billed to us by Grant Thornton LLP for professional services rendered for the fiscal years ended December 31, 2015 and December 31, 2014:

Fee Category	Fiscal 2015 Fees	Fiscal 2014 Fees
Audit Fees	$400,000	$300,000
Audit-Related Fees	$—	$—
Tax Fees	$—	$—
All Other Fees	$—	$—

Total Fees	$400,000	$300,000

Audit Fees. During the years ended December 31, 2015 and 2014, we incurred fees and related expenses for professional services rendered by Grant Thornton relating to the audit and review of the financial statements of the respective years totaling approximately $0.4 million and $0.3 million, respectively. “Audit Fees” included fees for professional services and expenses relating to the reviews of our quarterly financial statements and our

Quarterly Reports on Form 10-Q for each of the quarters ended March 31, June 30, and September 30, 2015 and 2014. “Audit Fees” for years ended December 31, 2015 and 2014 also include fees relating to the procedures relating to our Forms S-1, S-4 and S-8 filings.

We incurred no audit-related fees, tax fees or other fees during the fiscal years ended December 31, 2015 and 2014.

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures for the pre-approval of audit and non-audit services rendered by our independent auditor. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of our Audit Committee’s approval of the scope of the engagement of the independent auditor. All audit-related and tax services for fiscal years 2015 and 2014 by Grant Thornton were pre-approved by the Audit Committee of the Company.

The Audit Committee has determined that the rendering of the services by Grant Thornton, other than the audit services, is compatible with maintaining the principal accountant’s independence.

Audit Committee Report

In connection with the issuance of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as amended by the Company’s Annual Report on Form 10-K/A, the Audit Committee:

1.	Reviewed and discussed with management the Company’s audited financial statements as of December 31, 2015 and 2014;

2.	Discussed with Grant Thornton the matters required to be discussed by the Auditing Standards Board Statement of Auditing Standards (SAS) No. 61, as amended; and

3.	Requested and obtained from Grant Thornton the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Grant Thornton’s communications with the audit committee concerning independence, and has discussed with Grant Thornton its independence.

Based on the review and discussions referred to in paragraphs numbered (1)-(3) above, the Audit Committee recommended to our Board of Directors that the audited financial statements as of December 31, 2015 and 2014 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as amended by the Company’s Annual Report on Form 10-K/A, for filing with the SEC.

Respectfully Submitted by the Audit Committee:
Jay A. Firestone, Chairperson Peter K. Shea Kevin Lewis

PROPOSALS FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS

Pursuant to federal securities laws, any proposal by a stockholder to be included in the Company’s proxy statement for the 2017 Annual Meeting of Stockholders (the “2017 Annual Meeting”) must be received at the Company’s executive offices at 601 West 26th Street, Suite 415, New York, NY 10001, no later than the close of business on April 19, 2017 and must otherwise comply with the SEC’s rules and our Bylaws, to be considered for inclusion in our proxy materials relating to our 2016 Annual Meeting. Proposals should be sent to the attention of the Corporate Secretary.

If you intend to present a proposal at the 2017 Annual Meeting, or if you want to nominate one or more directors but will not seek to include such proposal or nomination in our proxy statement for that meeting, you must give timely notice thereof in writing to the Nominating Committee at 601 West 26th Street, Suite 415, New York, NY 10001 no later than the close of business on June 22, 2017 and no earlier than the close of business on May 23, 2017 at the address above. Pursuant to the Company’s Bylaws, in order for business to be properly brought before an annual meeting of stockholders by a stockholder, the stockholder must give written notice of such stockholder’s intent to bring a matter before the annual meeting no later than ninety days prior to the first anniversary of the preceding year’s annual meeting and no earlier than one hundred twenty days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that if the annual meeting is convened more than thirty days prior to or delayed by more than thirty days after such anniversary date, or if no annual meeting was held in the preceding year, notice must be received no later than the close of business on the later of the 90th day prior to the meeting or the 15th day following the day on which public announcement of the date of such meeting is made.

You may contact our Chief Administrative and Accounting Officer at our principal executive offices for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

GENERAL

Report of the Audit Committee

The information set forth in this proxy statement under the caption “Audit Committee Report” shall not be deemed to be (i) incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that in any such filing the Company expressly incorporates such information by reference, or (ii) “soliciting material” or “filed” with the SEC.

Stockholders Sharing an Address

Only one proxy statement is being delivered to multiple stockholders sharing an address, unless we have received contrary instructions from one or more of the stockholders. We will undertake to deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered. You may make a written or oral request by sending a written notification to the Chief Administrative and Accounting Officer, Voltari Corporation, 601 West 26th Street, Suite 415, New York, NY, 10001, stating your name, your shared address and the address to which we should direct the additional copy. If multiple stockholders sharing an address have received one copy of this proxy statement and would prefer us to mail each stockholder a separate copy of future mailings, you may send notification to or call our executive office. Additionally, if current stockholders with a shared address received multiple copies of this proxy statement and would prefer us to mail one copy of future mailings to stockholders at the shared address, notification of that request may also be made by mail or telephone call to our executive office.

By Order of the Board of Directors
Peter K. Shea
Chairman of the Board of Directors

August 17, 2016

AVAILABLE INFORMATION

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed with the SEC on March 16, 2016, as amended by the Company’s Form 10-K/A filed with the SEC on April 29, 2016, including the financial statements and the financial statement schedules thereto, are being mailed along with this proxy statement and are available without charge upon written request to: Voltari Corporation, c/o Chief Administrative and Accounting Officer, 601 West 26th Street, Suite 415, New York, NY 10001.

aNNUal mEETiNG Of sTOcKhOldERs Of

vOlTaRi cORpORaTiON

september 20, 2016

iNTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

Vote online until 11:59 PM EDT on September 19, 2016.

mail - Sign, date and mail your proxy card in the envelope

provided as soon as possible.

iN pERsON - You may vote your shares in person by attending

the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With

e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online

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pROXY vOTiNG iNsTRUcTiONs

Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet.

ThE BOaRd Of diREcTORs REcOmmENds a vOTE “fOR” ThE ElEcTiON Of diREcTORs (pROpOsal 1) aNd “fOR” pROpOsals 2 aNd 3.

plEasE siGN, daTE aNd RETURN pROmpTlY iN ThE ENclOsEd ENvElOpE. plEasE maRK YOUR vOTE iN BlUE OR BlacK iNK as shOWN hERE x

20333000000000000000 6 092016

cOmpaNY NUmBER

accOUNT NUmBER

NOTicE Of iNTERNET availaBiliTY Of pROXY maTERial:

The Notice of Meeting, proxy statement and proxy card

are available at http://www.astproxyportal.com/ast/18262

1. Election of three directors nominated by the Board of Directors (Proposal 1).

O Peter K. Shea

O Jay A. Firestone

O Kevin Lewis

2. Proposal to approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers (Proposal 2).

3. Proposal to ratify the appointment of Grant Thornton LLP as the

Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016 (Proposal 3).

The proxies are authorized to vote upon any other business that properly comes before the

Annual Meeting or any adjournments or postponements thereof, in accordance with their best judgment and discretion.

Receipt is acknowledged of the Notice of Annual Meeting of Stockholders, the Proxy

Statement accompanying such Notice and the Annual Report to stockholders for the fiscal year ended December 31, 2015.

FOR AGAINST ABSTAIN

FOR ALL NOMINEES

WITHHOLD AUTHORITY

FOR ALL NOMINEES

FOR ALL EXCEPT

(See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT”

and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder Date: Signature of Stockholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person

pROXY

annual meeting of stockholders

september 20, 2016

(solicited on Behalf of the Board of directors)

The undersigned common stockholder of Voltari Corporation hereby appoints Kenneth

Goldmann and Andreea Paraschivoiu as the proxies of the undersigned, and each of them acting singly, with full power of substitution and revocation, to represent and vote on behalf of the undersigned all of the shares of common stock of the Company that the undersigned is entitled in any capacity to vote if personally present at the 2016 Annual Meeting of

Stockholders to be held at Brown Rudnick LLP, Seven Times Square, New York, NY, 10036, on

Tuesday, September 20, 2016 at 10:00 a.m. Eastern Daylight Time, and at any postponements or adjournments thereof.

WhEN pROpERlY EXEcUTEd, This pROXY Will BE vOTEd iN ThE maNNER

diREcTEd hEREiN BY ThE UNdERsiGNEd sTOcKhOldER. if NO diREcTiON is

madE, This pROXY Will BE vOTEd “fOR” ThE ElEcTiON Of diREcTORs aNd

“fOR” pROpOsals 2 aNd 3, aNd as TO aNY OThER maTTER ThaT maY pROpERlY

cOmE BEfORE ThE aNNUal mEETiNG Of sTOcKhOldERs aNd aNY

pOsTpONEmENTs OR adJOURNmENTs ThEREOf, iN ThE discRETiON Of ThE

pROXY hOldERs.

(continued and to be signed on the reverse side.)

1.1 14475